As filed with the Securities and Exchange Commission on June 20, 2025
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHORD ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	80-0554627
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

CHORD ENERGY CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN
(Full title of the plan)

Shannon B. Kinney
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
1001 Fannin Street, Suite 1500
Houston, Texas 77002
(Name and address of agent for service)
(281) 404-9500
(Telephone number, including area code, of agent for service)

Copies to:
Keith M. Townsend
Trevor G. Pinkerton
King & Spalding LLP
1180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).     ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Chord Energy Corporation (the “Registrant”) will send or give to all participants in the Plan the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:
(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024;
(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025; and
(c)    The Registrant’s Current Reports on Form 8-K, other than with respect to Items 2.02 or 7.01 and the exhibits noted therein, filed with the Commission on March 3, 2025, March 4, 2025, March 14, 2025 (Film No. 25741317), March 14, 2025 (Film No. 25741426), and May 2, 2025.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Chord Energy Corporation Nonqualified Deferred Compensation Plan (the “Plan”). The following summary is qualified in its entirety by reference to the Plan document, which is filed as an exhibit to this Registration Statement and incorporated by reference into this Item 4.
The Plan is effective as of April 1, 2025 and applies to amounts deferred on or after April 1, 2025. The Plan may be amended or terminated by the Registrant’s Board of Directors at any time. As required by applicable law, participation in the Plan is limited to a group of management employees of the Registrant and its applicable subsidiaries (the “Participants”). The Plan is intended to provide employee Participants with the ability to defer income that would otherwise be payable to them for tax planning purposes by allowing them to defer amounts in a manner similar to the way in which the Registrant’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to comply with Section 409A of the Code. The Plan is unfunded and unsecured, and the DCOs rank pari passu with other unsecured and unfunded indebtedness of the Registrant. Nothing in the Plan creates or may be construed as creating a trust of any kind between the Registrant and a Participant or any other person, and each Participant (or any other person claiming through a Participant) will be responsible for enforcing his or her own rights with respect to the DCOs.
The DCOs issuable under the Plan represent the Registrant’s obligations to pay to Participants certain compensation amounts that the Participants have elected to defer plus certain matching and/or employer contribution amounts, if any, and hypothetical investment earnings, as further described below. Each employee Participant in the Plan may elect to defer a specified percentage of his or her base salary and/or bonuses. Amounts deferred by a Participant are credited to a bookkeeping account maintained on behalf of each Participant. These bookkeeping accounts are utilized solely to measure and determine the amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the Plan. Amounts credited to each Participant under the Plan will be periodically adjusted for hypothetical investment earnings at a rate that is equal to the earnings attributable to the investment options selected from among the investment options designated by the Compensation and Human Resources Committee of the Registrant and elected by a Participant. In addition, the Registrant may credit additional matching amounts and/or employer contributions to a

Participant’s account for any Plan year as determined by the Registrant in its sole discretion. In the event of the termination of the Plan, any existing DCOs and any additional earnings shall remain outstanding until such DCOs and any additional earnings are satisfied by the Registrant.
Distributions under the Plan will be made in accordance with elections filed by the Participants at the time of their initial deferrals and distributions generally are expected to occur after a Participant’s separation of service but, in certain cases, can occur while a Participant continues in service with the Registrant. The DCOs are payable in cash in a lump sum or in installments, as elected by a Participant in accordance with the Plan, and are subject to applicable tax withholdings. The DCOs generally are not transferable except at death.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Executive Officers.
The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers of corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties. The DGCL does not permit exculpation for liability of:
•directors or officers for breach of duty of loyalty;
•directors or officers for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;
•directors under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions);
•directors or officers for transactions from which the director derived improper personal benefit; and
•officers in any action by or in the right of the corporation.
The Registrant’s Amended and Restated Certificate of Incorporation, dated as of November 19, 2020 (as subsequently amended, the “Certificate of Incorporation”), and the Fifth Amended and Restated Bylaws of the Registrant, dated as of February 24, 2025 (the “Bylaws”), together provide that the Registrant shall indemnify its executive officers and directors to the fullest extent authorized by the DGCL. The Bylaws also provide that the Registrant shall advance expenses incurred by any director or officer in connection with any proceeding as to which they could be indemnified to the extent not prohibited by applicable law.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and executive officers will be further limited to the fullest extent permitted by the DGCL.
In addition, the Registrant has entered into indemnification agreements with its current directors and executive officers. The indemnification agreements require the Registrant, among other things, to (i) indemnify these individuals to the fullest extent permitted by the Certificate of Incorporation, the Bylaws, the DGCL and any other applicable law against liabilities that may arise by reason of their service to the Registrant and (ii) advance expenses, to the fullest extent permitted by the Certificate of Incorporation, the Bylaws, the DGCL and any other applicable law, incurred in connection with any proceeding not initiated by the indemnitee as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.
Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Registrant maintains such liability insurance policies to cover its directors and executive officers against certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Conformed version of Amended and Restated Certificate of Incorporation of Chord Energy Corporation, as amended by amendments on July 1, 2022 and May 31, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 27, 2025).
4.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 20, 2020).
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 7, 2022).
4.4	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Chord Energy Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on June 6, 2024, and incorporated herein by reference).
4.5	Fifth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on February 27, 2025).
4.6*	Chord Energy Corporation Nonqualified Deferred Compensation Plan.
4.7*	Chord Energy Corporation Nonqualified Deferred Compensation Plan Adoption Agreement, effective April 1, 2025.
5.1*	Opinion of King & Spalding LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Netherland, Sewell & Associates, Inc.
23.3*	Consent of King & Spalding LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
107.1*	Calculation of Filing Fee Tables.
* Filed herewith

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on June 20, 2025.

CHORD ENERGY CORPORATION

By:	/s/ Daniel Brown
Name:	Daniel Brown
Title:	President and Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Shannon B. Kinney and Richard N. Robuck as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person,, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or hers substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 20, 2025.

Signatures	Title

/s/Daniel Brown	President and Chief Executive Officer and Director
Daniel Brown	(Principal Executive Officer)

/s/Richard Robuck	Executive Vice President, Chief Financial Officer and Treasurer
Richard Robuck	(Principal Financial Officer)

/s/Lara Kroll	Senior Vice President and Chief Accounting Officer
Lara Kroll	(Principal Accounting Officer)

/s/Susan Cunningham
Susan Cunningham	Board Chair

/s/Douglas Brooks
Douglas Brooks	Director

/s/Ian Dundas
Ian Dundas	Director

/s/Hilary Foulkes

Hilary Foulkes	Director

/s/Kevin McCarthy
Kevin McCarthy	Director

/s/Samantha McKinney
Samantha McKinney	Director

/s/Ward Polzin
Ward Polzin	Director

/s/Jeffrey Sheets
Jeffrey Sheets	Director

/s/Anne Taylor
Anne Taylor	Director

/s/Marguerite Woung-Chapman
Marguerite Woung-Chapman	Director